Exhibit 10.45

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF THE DATE HEREOF BETWEEN FLEET CAPITAL CORPORATION, AS AGENT, AND CHURCHILL CAPITAL PARTNERS IV, L.P., (THE “SUBORDINATION AGREEMENT”), TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT).

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN JUNIOR SUBORDINATION AGREEMENT DATED AS OF THE DATE HEREOF BETWEEN CHURCHILL CAPITAL PARTNERS IV, L.P., AS SENIOR NOTE PURCHASER AND CHURCHILL CAPITAL PARTNERS IV L.P., AS JUNIOR NOTE PURCHASER (THE “JUNIOR SUBORDINATION AGREEMENT”), TO THE SENIOR DEBT (AS DEFINED IN THE JUNIOR SUBORDINATION AGREEMENT).

JUNIOR SUBORDINATED NOTE

DUE OCTOBER 25, 2010

Minneapolis, Minnesota	$8,000,000

PW EAGLE, INC., a Minnesota corporation (the “Company”), for value received, hereby promises to pay to CHURCHILL CAPITAL PARTNERS IV, L.P. or registered assigns (the “Holder”) the principal sum of EIGHT MILLION DOLLARS ($8,000,000) (the “Original Principal Balance”), together with interest, in the manner provided herein.

This Junior Subordinated Note (this “Note”) was issued pursuant to that certain Junior Subordinated Note Purchase Agreement dated as of October 25, 2004 between the Company and Churchill Capital Partners IV, L.P., a Delaware limited partnership (the “Note Purchase Agreement”), and the Holder is entitled to the benefits of, and is subject to the terms of, the Note Purchase Agreement. Except as to those terms otherwise defined in this Note, all capitalized terms used in this Note shall have the respective meanings ascribed to them in the Note Purchase Agreement.

The principal of this Note (other than the Compounded Amount, as hereinafter defined), together with all other Obligations then outstanding, shall be paid in full on October 25, 2010 (“Maturity”). The Compounded Amount shall be payable as provided in clause (i) below.

Interest shall accrue and be payable on this Note as follows:

(i) Interest shall accrue on the unpaid principal of this Note from and including the date of this Note to the date of payment of such principal at the rate of 22.5% per annum (the “Fixed Rate”), consisting of a 13% per annum coupon rate (the “Non-Deferred

Rate”) and a 9.5% per annum coupon rate (the “Deferred Rate”). Payment of interest accrued at the Deferred Rate to October 31, 2009 shall be deferred until October 31, 2009, whereupon all such deferred amount, whether previously compounded and added to principal pursuant to clause (ii) below (the “Compounded Amount”) or currently accruing, shall be paid in full. All other interest on this Note, including interest accrued at the Non-Deferred Rate and interest accrued at the Deferred Rate from and after October 31, 2009, shall be payable monthly in arrears on the last day of each calendar month, commencing October 31, 2004 and continuing until payment in full of the principal hereof, and at Maturity.

(ii) All interest (including interest on any Compounded Amount) accrued at the Deferred Rate shall be compounded by adding it to principal on the last day of each calendar month, commencing October 31, 2004 and continuing until the last such date to occur prior to October 31, 2009, and shall upon such compounding itself bear interest at the Fixed Rate, accrued, deferred and payable as set forth in clause (i) above. The Compounded Amount shall be treated for all purposes under this Note as principal rather than interest.

(iii) All interest provided on this Note shall be computed on the basis of a 360 day year containing 12 months, counting the actual number of days in each month.

Anything in this Note to the contrary notwithstanding, should an Event of Default occur, the Holder may, at any time during the continuance thereof, upon demand, assess the Company a default rate of interest (the “Default Interest Rate”) on the outstanding principal indebtedness under this Note and (to the extent permitted by law) on all overdue interest accrued on this Note, including overdue interest itself accrued at the Default Interest Rate, and all other overdue Obligations, equal to (i) in the case of principal, 2.5% per annum (or the highest rate permitted by law, whichever is less), and (ii) in the case of overdue interest and any other overdue Obligations, the Fixed Rate plus 2.5% per annum (or the highest rate permitted by law, whichever is less), for the period commencing the date upon which the specified Event of Default occurred until such time as that Event of Default is cured or otherwise remedied or waived. Interest at the Default Interest Rate shall be payable monthly as provided above, and shall be, in the case of principal, in addition to interest at the Fixed Rate otherwise accrued thereon hereunder. The assessment and accrual of interest at the Default Interest Rate shall not be tolled by virtue of any Default Notice delivered to the Holder pursuant to the Senior Subordination Agreement or pursuant to the Junior Subordination Agreement.

Subject to the terms and conditions of the Senior Subordination Agreement, the Junior Subordination Agreement and this Note, the Company shall be permitted, upon ten (10) Business Days’ prior written notice to the Holder, to prepay the outstanding Original Principal Balance of this Note in whole or in part. Any prepayment in part shall be in the minimum aggregate amount of $4,000,000 or integral multiples thereof with respect to all Notes then outstanding. Any notice of prepayment shall specify the date of the proposed prepayment and the amount of the Original Principal Balance of this Note to be prepaid. Any such prepayment shall be accompanied by payment of (i) any prepayment premium required by this Note, (ii) any unpaid fees and expenses under Section 10.1 of the Note Purchase Agreement, (iii) the unpaid Compounded Amount under this Note, together with any interest thereon accrued to the prepayment date and not yet paid or compounded, and (iv) any interest accrued to the prepayment date, and not yet paid or compounded, on the amount of the Original Principal Balance being prepaid.

In the event the Company makes any prepayment in whole of the Original Principal Balance of this Note on or prior to October 25, 2006 from any source whatsoever, the Company shall be required to pay to the Holder a premium equal to (i) the amount of interest that would have been received by the Holder if the Original Principal Balance had been outstanding and compounding interest in the manner provided herein for a period of two full years from the Closing Date at an interest rate of 22.5% per annum, calculated as if no cash interest payments had been made during such two-year period, less (ii) the sum, without duplication, of the aggregate amount of all interest actually paid in cash to the Holder on or prior to the date of prepayment and the aggregate Compounded Amount actually paid in cash to the Holder on or prior to the date of the prepayment (the “Full Prepayment Premium”). In the event the Company makes any prepayment in part of the Original Principal Balance of this Note on or prior to October 25, 2006 from any source whatsoever, the Company shall be required to pay to the Holder a premium equal to a fraction of the Full Prepayment Premium, the numerator of which is the amount of the Original Principal Balance being prepaid and the denominator of which is the full Original Principal Balance.

Any prepayment of the Original Principal Balance of this Note subsequent to October 25, 2006 may be made by the Company without any premium or penalty whatsoever (other than payment of any amounts owing due to the assessment of the Default Interest Rate).

Subject to the terms and conditions of the Senior Subordination Agreement, the Junior Subordination Agreement and this Note, the Company may prepay the Compounded Amount in whole or in part at any time without premium or penalty whatsoever (but not without payment of interest at the Default Interest Rate if and to the extent such Default Interest Rate is applicable), provided that such prepayment shall be accompanied by payment of all interest on this Note accrued to the prepayment date and not yet paid or compounded.

The Company acknowledges and agrees that the prepayment premium is an integral part of the pricing of the note purchase transaction created hereby and has been established in conjunction with the interest rate under this Note and that establishment of the prepayment premium is in lieu of increasing the margin used to compute the interest rate under this Note. The Company hereby acknowledges and agrees that such prepayment premium is reasonable.

All payments or prepayments of principal, interest and premiums shall be applied pro rata on all Notes outstanding in accordance with the respective unpaid principal amounts thereof.

The Company will pay to the Holder, in immediately available funds to such account as the Holder may specify in writing, all amounts payable to the Holder in respect of the principal of, or premiums, if any, or interest on, this Note, without any presentation of this Note. Each payment received hereunder or under any of the other Note Documents, when paid, shall be applied first to the payment of any Obligations, other than principal or interest, then due and owing, second to the payment of interest accrued on this Note and not yet paid or compounded, third to the payment of the Compounded Amount, and fourth to the payment of the Original

Principal Balance. All calculations and applications of amounts due on any date, whether by acceleration or otherwise, will be made by the Holder, and the Company agrees that all such calculations and applications will be conclusive and binding absent manifest error. All payments hereunder shall be made without recoupment, setoff or counterclaim.

This Note is secured by the Collateral and other assets, property rights and interests, as described in the Security Documents.

This Note is transferable only by surrender thereof to the Company duly endorsed or accompanied by a written instrument of transfer executed by the registered Holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal of or premium, if any, or interest on this Note shall be made only to or at the direction of the registered Holder.

As provided in the Note Purchase Agreement, upon surrender of this Note for transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. The Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company and all sureties, indorsers and guarantors of this Note, to the extent not prohibited by applicable law or regulation, as to this debt or any renewal, modification, extension or refinancing thereof (a) waive demand, presentment, notice of non-payment, protest, notice of protest, notice of dishonor, all other notice, suit against any party, diligence in collection of this Note, the release of any party primarily or secondarily liable thereon or any collateral pledged as security, and all other requirements necessary to hold the Company liable hereunder (except for demands and notices expressly required by the terms of the Note Documents); and (b) agree and consent to any one or more extensions or postponements of time of payment of this Note or any other indulgences with respect hereto, without notice thereof to any of them, and without release of liability as to the Company or any of them.

In case an Event of Default shall occur and be continuing, the entire unpaid principal of, and all unpaid interest accrued on, this Note may be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement. The Company further agrees to pay the Holder’s reasonable fees and expenses as provided for in the Note Purchase Agreement.

If the incurring of any debt or the payments of money or transfers of property made to the Holder by or on behalf of the Company contemplated by the Note, the Note Purchase Agreement or any of the other Note Documents (collectively, a “Transfer”) should for any reason subsequently be declared to be “voidable” or “avoidable” within the meaning of any state or federal law relating to creditor’s rights, including, without limitation, as fraudulent conveyances, fraudulent transfers, preferences or otherwise voidable or recoverable payments of money or transfer of property, in whole or in part, for any reason under the United States Bankruptcy Code or any other federal or state law, and the Holder is required to repay or restore such Transfer, or any portion thereof, then as to any such amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of the Holder related thereto), the liability of the Company shall automatically be revived, reinstated, and restored and shall exist as though such Transfer had never been made, notwithstanding the surrender of this Note or cancellation of the Note Purchase Agreement or any of the other Note Documents.

This Note has been issued and is to be performed in the State of Minnesota and shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without giving effect to conflict of law principals thereof. If any provision hereof is in conflict with any statute or rule of law of the State of Minnesota or any other state, or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed separable from and shall not invalidate any other provision of this Note.

Notwithstanding anything to the contrary herein, the maximum amount of interest payable hereunder is subject to the limitations set forth in Section 10.11 of the Note Purchase Agreement.

IN WITNESS WHEREOF, the Company has caused this Junior Subordinated Note to be duly executed and delivered.

DATED: October 25, 2004

PW EAGLE, INC.

By	/s/ Dobson West
Its Secretary